Exhibit 10.61

AMENDMENT NUMBER SEVEN
to the
Third Amended and Restated Master Repurchase Agreement Dated as of August 31, 2020
between
BANK OF AMERICA, N.A.
and
NATIONSTAR PARTICIPATION SUB 1BM LLC
and acknowledged and agreed to by NATIONSTAR MORTGAGE LLC
This AMENDMENT NUMBER SEVEN (this “Amendment”) is made as of this 18th day of October, 2024, by and among Bank of America, N.A. (“Buyer”), Nationstar Participation Sub 1BM LLC (“Seller”) and Nationstar Mortgage LLC (“Guarantor”) to that certain Third Amended and Restated Master Repurchase Agreement, dated as of August 31, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer and acknowledged and agreed to by Guarantor, as guarantor and pledgor.
WHEREAS, Buyer, Seller and Guarantor have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain participation interests from Seller and Seller agrees to sell certain participation interests to Buyer under a master repurchase facility; and
WHEREAS, Buyer, Seller and Guarantor hereby agree that the Agreement shall be amended as more fully provided herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1. Amendments. Effective as of the date hereof, the Agreement is hereby amended as follows:
(a)Agreement to Enter into Transactions. Section 2.1 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
2.1    Agreement to Enter into Transactions. Subject to the terms and conditions of this Agreement and provided that no Event of Default, Event of Early Termination or Potential Default has occurred and is continuing, Buyer shall, from time to time during the term of this Agreement, enter into Transactions with Seller; provided, however, that (a) the Aggregate Outstanding Purchase Price as of any date shall not exceed the Aggregate Transaction Limit and (b) the Aggregate Outstanding Purchase Price for any Type of Transaction shall not exceed the applicable Type Sublimit. Buyer shall have the obligation to enter into Transactions with an Aggregate Outstanding Purchase Price equal to or less than the Committed Amount, and Buyer shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. All purchases of Participation Interests shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount; provided however that Transactions, the subject of which are Closed-End Second Lien Mortgage Loans, shall be entered into solely on an uncommitted basis and shall be attributed to the Uncommitted Amount. Seller may request Transactions in excess of the Aggregate Transaction Limit and Buyer may, from time to time, in its sole and absolute discretion, consent to a Temporary Increase of the Aggregate Transaction Limit in accordance with Section 2.10.
(b)All Transactions.    Section 7.2(a) of the Agreement is hereby amended by deleting subsection (v) thereto in its entirety and replacing it with the following:
(v)    a schedule identifying each Asset subject to the proposed Transaction as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Permitted Non-Qualified Mortgage Loan or a Bond Loan – 1st Lien, as applicable; and
(c)All Transactions. Section 7.2 of the Agreement is hereby amended by deleting the last paragraph thereof in its entirety and replacing it with the following:
For the avoidance of doubt, notwithstanding that the foregoing conditions may be satisfied with respect to any Transaction request, the Buyer shall be under no obligation to enter into any Transaction with respect to the Uncommitted Amount including, without limitation, Transactions the subject of which are Closed-End Second Lien Mortgage Loans, and whether the Buyer enters into any Transaction with respect to the Uncommitted Amount shall be at the discretion of Buyer.
(d)No Sanctions. Section 8.1(cc) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
(cc)    No Sanctions. Neither any Nationstar Party nor any of its Affiliates, officers, directors, partners or members, (i) is an entity or person (or to each Nationstar Party’s knowledge, owned or controlled by an entity or person) that (A) is currently the subject of any economic sanctions administered or imposed by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant authority (collectively, “Sanctions”) or (B) resides, is organized or chartered, or has a place of business in a country or territory that is currently the subject of Sanctions or (ii) is engaging or will engage in any dealings or transactions prohibited by Sanctions or will directly or indirectly use the proceeds of any Transactions contemplated hereunder, or lend, contribute or otherwise make available such proceeds to or for the benefit of any person or entity, for the purpose of financing or supporting, directly or indirectly, the activities of any person or entity that is currently the subject of Sanctions.
(e)    Reports and Information Regarding Purchased Assets. Section 9.1(f) of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
(f)    Reports and Information Regarding Purchased Assets. Nationstar Parties shall deliver to Buyer, with reasonable promptness, upon Buyer’s request: (i) copies of any reports related to the Purchased Assets and Underlying Assets, (ii) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (x) with respect to all Underlying Assets other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (y) with respect to all Underlying Assets other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule, as applicable, (iii) a schedule identifying each Mortgage Loan subject to Transactions hereunder as either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage or a Bond Loan – 1st Lien, as applicable, or (iv) any other information in Seller’s possession related to the Purchased Assets or Underlying Assets.
(f)Notice. Sections 9.3(b) and (s) of the Agreement are hereby amended by deleting such sections in their respective entireties and replacing them with the following, respectively:
(b)    any action, suit or proceeding instituted by or against any Nationstar Party in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against any Nationstar Party, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against any Nationstar Party, (i) is reasonably likely to result in a Material Adverse Effect if determined adversely, (ii) questions or challenges the validity or enforceability of any of the Principal Agreements, or (iii) questions or challenges compliance of any Purchased Asset with, (x) with respect to any Underlying Asset other than a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) with respect to any Underlying Asset other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule;
(s)    any Control Failure or eNote Secured Party Failure with respect to an Eligible Mortgage Loan related to a Purchased Asset that is an eMortgage Loan or any eNote Replacement Failure.
(g)Notices. Section 14.11 of the Agreement is hereby amended by:
(i)deleting the notice information for Buyer in subsection (a) in its entirety and replacing it with the following:
If to Buyer:    Bank of America, N.A.
31303 Agoura Road
Mail Code: CA6-917-02-63
Westlake Village, California 91361
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Facsimile: (213) 457-8707
Email: Adam.Gadsby@bofa.com
With copies to:
Bank of America, N.A.
620 S. Tryon Street
Mail Code: NC1-030-21-01
Charlotte, North Carolina 28255
Attention: Christopher McBride, Associate
Telephone: (980) 275-6470
Email: Christopher.A.McBride@bofa.com

Bank of America, N.A.
One Bank of America Center
150 North College Street
Mail Code: NC1-028-29-04
Charlotte, North Carolina 28255
Attention: Greg Lumelsky, Assistant General Counsel
Telephone: (980) 388-6357
Facsimile: (704) 409-0810
Email: Greg.Lumelsky@bofa.com
(ii)deleting the notice information for Buyer in subsection (b) in its entirety and replacing it with the following:
If to Buyer:    Adam.Gadsby@bofa.com, Adam.Robitshek@bofa.com, Christopher.A.McBride@bofa.com and Greg.Lumelsky@bofa.com
(h)Confidential Information. Section 14.18 of the Agreement is hereby amended by adding the following new paragraph at the end thereof:
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
(i)Glossary of Defined Terms. Exhibit A to the Agreement is hereby amended by:
(i)deleting the definitions of “eVault”, “Closed-End Second Lien Mortgage Loan”, “Electronic Tracking Agreement” and “Other Mortgage Loan Documents” in their respective entireties and replacing them with the following, respectively:
eVault: An electronic repository established and maintained by an eVault Provider for delivery and storage of eNotes.
Closed-End Second Lien Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a second lien mortgage loan for a fixed amount drawn at closing and underwritten in accordance with Nationstar Parties’ underwriting guidelines for second lien mortgages, as the same have been approved by Buyer.
Electronic Tracking Agreement: One or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers and servicing rights ownership of Eligible Mortgage Loans related to Purchased Assets held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Buyer.
Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, the following, if applicable: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the

Irrevocable Closing Instructions; (iv) the original Purchase Commitment; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty, the RD Loan Guaranty Agreement and the private mortgage insurer’s certificate or commitment to insure; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Nationstar Parties to have been sent for recording; (viii) copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of employment and income; (xi) verification of source and amount of down payment;
(xii) credit report on Mortgagor; (xiii) appraisal of Mortgaged Property; (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note; (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of power of attorneys or similar instruments; (xix) copies of all documentation in connection with the underwriting and origination of any Underlying Asset that evidences compliance with, (1) with respect to all Underlying Assets other than a Bond Loan – 1st Lien, the Ability to Repay Rule and, (2) with respect to all Underlying Assets other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Underlying Asset.
(ii)adding the following definitions in their proper alphabetical order, respectively:
eVault Provider: Document Systems, Inc. d/b/a DocMagic, or its successor in interest or assigns, or such other entity agreed upon by Custodian and Buyer.
Fannie Mae Title Waiver Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, an Agency Eligible Mortgage Loan that fully conforms to Fannie Mae’s Title Acceptance pilot program (as such program is amended, supplemented or otherwise modified, from time to time), and otherwise complies with the Fannie Mae Guide.
Interest Only Mortgage Loan: A Mortgage Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Mortgage Loan will amortize fully on or prior to its final payment date.
Jumbo High DTI Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.
Loan Program Authority: With respect to Agency Eligible Mortgage Loans and Government Mortgage Loans, the applicable Agency, or with respect to Closed-

End Second Lien Mortgage Loans, the applicable underwriting guidelines as approved by Buyer in its sole discretion.
Permitted Non-Qualified Mortgage Loan: A Jumbo High DTI Mortgage Loan and an Interest Only Mortgage Loan.
(j)Representations and Warranties Concerning Underlying Assets.
(i)The Representations and Warranties Concerning Underlying Assets of Exhibit L to the Agreement is hereby amended by deleting subsections (hh), (yy), (fff), (ggg) and (ooo) in their respective entireties and replacing them with the following, respectively:
(hh) Appraisal. The Mortgage Loan File with respect to such Eligible Mortgage Loan contains either a valuation or an appraisal of the related Mortgaged Property meeting the requirements set forth by the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, unless such valuation or appraisal, as applicable, is not required by the applicable Loan Program Authority, or applicable regulatory or licensing body. Such valuation or appraisal was made and signed, prior to the approval of the application for such Eligible Mortgage Loan, by a qualified appraiser (a) who, at the time of such valuation or appraisal, met the minimum qualifications of the applicable Loan Program Authority and (b) who satisfied (and which valuation or appraisal, as applicable, was conducted in accordance with) all of the applicable requirements of the Uniform Standards of Professional Appraisal Practice and all applicable federal and state laws and regulations in effect at the time of such appraisal. Such appraiser was licensed in the state where the Mortgaged Property is located, had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, and such appraiser’s compensation was not affected by the approval or disapproval of such Eligible Mortgage Loan. If the Mortgage Loan is an Agency Eligible Mortgage Loan and is subject to a property inspection waiver, the property valuation was the subject of a duly issued appraisal waiver offer that was not more than four months old as of the date of the Mortgage Note and Mortgage.
(yy) Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non- Qualified Mortgage Loan) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

(fff) Qualified Mortgage. Each Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan) satisfies the following criteria:
(i)Such Mortgage Loan is a Qualified Mortgage;
(ii)Such Mortgage Loan is accurately identified in writing to Buyer as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;
(iii)Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with any applicable underwriting requirements pursuant to applicable law and/or applicable agency guidelines; and
(iv)Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.
(ggg) Ability to Repay Determination. There is no action, suit or proceeding instituted by or against any Nationstar Party in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, (x) except with respect to a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) except with respect to a Bond Loan – 1st Lien or a Permitted Non-Qualified Mortgage Loan, the QM Rule.
(ooo) Remote Online Notarization. If such Eligible Mortgage Loan related to a Purchased Asset was originated using remote online notarization, such Eligible Mortgage Loan related to a Purchased Asset complies with the requirements and/or guidelines of the Agencies related to remote online notarization.
(ii)The Representations and Warranties Concerning Underlying Assets of Exhibit L to the Agreement is hereby further amended by adding the following new subsection (ppp) at the end thereof:
(ppp)    Permitted Non-Qualified Mortgage.    Each Mortgage Loan that is a Permitted Non-Qualified Mortgage Loan satisfies the following criteria:
(i)Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and
(ii)Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule.
SECTION 2.    Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel Buyer incurred in connection with this Amendment, in accordance with Section 12.2 of the Agreement.
SECTION 3. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.
SECTION 4. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
SECTION 5. Representations. In order to induce Buyer to execute and deliver this Amendment, Seller and Guarantor hereby represent to Buyer that as of the date hereof, (i) Seller and Guarantor are in full compliance with all of the terms and conditions of the Principal Agreements and remain bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.
SECTION 6. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall govern) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by federal law.
SECTION 7. Counterparts. This Amendment and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a “Communication”) may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed simultaneously in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same agreement. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Buyer of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Electronic Signatures and facsimile signatures shall be deemed valid and binding to the same extent as the original. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

SECTION 8. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
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IN WITNESS WHEREOF, Buyer, Seller and Guarantor have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

BANK OF AMERICA, N.A., as Buyer By: /s/ Adam Robitshek Name: Adam Robitshek Title: Director	NATIONSTAR PARTICIPATION SUB lBM LLC, as Seller By: /s/ Lola Akibola Name: Lola Akibola Title: SVP, Treasurer
NATIONSTAR MORTGAGE LLC, as Guarantor By: /s/ Lola Akibola Name: Lola Akibola Title: SVP, Treasurer